Exhibit 99.3

LETTER TO BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Offer To Exchange Shares of Series A Convertible Preferred Stock

of

TriSalus Life Sciences, Inc.

for

Shares of Common Stock

of

TriSalus Life Sciences, Inc.

and

Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON JULY 23, 2025, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. THE SHARES OF PREFERRED STOCK (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED SHARES OF PREFERRED STOCK AND THE WITHDRAWAL OF ANY SHARES OF PREFERRED STOCK WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

June 23, 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed are the Prospectus/Offer to Exchange dated July 23, 2025 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer by TriSalus Life Sciences, Inc., a Delaware corporation (the “Company,” “we,” “our” and “us”), to each holder of outstanding shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”) of the Company, the opportunity to receive that number of shares of common stock, $0.0001 par value per share (“Common Stock”) equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value”), divided by (ii) $4.00 (subject to adjustment for adjustments to the Conversion Price (as defined in the Certificate of Designations) (the “Exchange Price”), in exchange for each share of Preferred Stock tendered by the holder (“Preferred Stock Holder”) and exchanged pursuant to the offer (the “Offer”).The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will expire at one minute after 11:59 p.m., Eastern Standard Time, on July 23, 2025, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.” Unless defined herein, terms used in this Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees shall have definitions set forth in the Prospectus/Offer to Exchange.

The Preferred Stock is governed by the Certificate of Designations, Preferences and Rights of Preferred Stock (the “Certificate of Designations”). The Preferred Stock is not listed on a securities exchange nor traded in an over-the-counter market. As of June 13, 2025, a total of 3,594,002 shares of Preferred Stock were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 11,860,206 shares of our Common Stock in exchange for the shares of Preferred Stock.

Each Preferred Stock Holder whose shares of Preferred Stock are exchanged pursuant to the Offer will receive that number of shares of our Common Stock equal to the Exchanged Value plus accrued dividends through August 10, 2027, divided by the Exchange Price, for each share of Preferred Stock tendered by such holder and exchanged.

No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Preferred Stock Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global Market on the last trading day of the Offer Period (as defined below). The Company’s obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered shares of Preferred Stock.

Concurrently with the Offer, The Company is also soliciting consents (the “Consent Solicitation”) from the Preferred Stock Holders (the “Consent Preferred Shares”) to amend the Certificate of Designations, which governs the Preferred Stock (the “Preferred Stock Amendment”), to permit the Company the option to require that all shares of Exchange Preferred (as defined below) that are outstanding upon the closing of the Offer be converted into that number of shares of Common Stock equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through closing of the Offer (the “Exchanged Value”), divided by the Conversion Price (as defined in the Certificate of Designations, as such term will be amended by the Preferred Stock Amendment, which is a ratio 11.3% less than the exchange ratio applicable to the Offer, in accordance with the Preferred Stock Amendment (as defined below). Pursuant to the terms of the Certificate of Designations, certain amendments, including the Preferred Stock Amendment, require the vote or written consent of holders of at least a majority of the then outstanding shares of Preferred Stock (the “Consent Threshold”). Parties representing approximately 55% of the shares of Preferred Stock have agreed to tender their shares of Preferred Stock in the Offer and to consent to the Preferred Stock Amendment in the Consent Solicitation pursuant to tender and support agreements (each, a “Tender and Support Agreement”). Accordingly, if the other conditions described herein are satisfied or waived, then the Preferred Stock Amendment will be adopted with respect to the Preferred Stock.

Preferred Stock Holders may not consent to the Preferred Stock Amendment without tendering their Consent Preferred Shares in the Offer and Preferred Stock Holders may not tender such shares of Preferred Stock without consenting to the Preferred Stock Amendment. The consent to the Preferred Stock Amendment is a part of the Letter of Transmittal and Consent relating to the shares of Preferred Stock, and therefore by tendering the Consent Preferred Shares for exchange, Preferred Stock Holders will be delivering to us their consent. Preferred Stock Holders may revoke their respective consent at any time prior to the Expiration Date by withdrawing such Consent Preferred Shares tendered in the Offer.

Shares of Preferred Stock not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Preferred Stock Amendment is approved. We reserve the right to redeem any of the shares of Preferred Stock, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Preferred Stock Amendment is approved, we may require at our option the conversion all or any portion of the outstanding shares of Preferred Stock to shares of Common Stock as provided in the Preferred Stock Amendment.

WE ARE NOT AWARE OF ANY U.S. STATE WHERE THE MAKING OF THE OFFER AND THE CONSENT SOLICITATION IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY U.S. STATE WHERE THE MAKING OF THE OFFER AND THE CONSENT SOLICITATION OR THE ACCEPTANCE OF THE SHARES OF PREFERRED STOCK PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER AND THE CONSENT SOLICITATION WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE PREFERRED STOCK HOLDERS.

Enclosed with this letter are copies of the following documents:

1.	The Prospectus/Offer to Exchange;

2.	The Letter of Transmittal and Consent, for your use in accepting the Offer, providing your consent to the Preferred Stock Amendment and tendering shares of Preferred Stock for exchange and for the information of your clients for whose accounts you hold shares of Preferred Stock registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal and Consent may be used to tender shares of Preferred Stock and provide consent;

3.	The Notice of Guaranteed Delivery to be used to accept the Offer in the event (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Exchange Agent”) prior to the Expiration Date;

4.	A form of letter which may be sent by you to your clients for whose accounts you hold shares of Preferred Stock registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to the Offer; and

5.	A return envelope addressed to Exchange Agent.

 Certain conditions to the Offer are described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - General Terms - Conditions to the Offer and Consent Solicitation.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Standard Time, on July 23, 2025, or such later time and date to which the Company may extend the Offer.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent, the information agent, dealer manager and solicitation agent and certain other persons, as described in the sections of the Prospectus/Offer to Exchange entitled “Market Information, Dividends and Related Stockholder Matters - Exchange Agent,” “Market Information, Dividends and Related Stockholder Matters - Information Agent,” “Market Information, Dividends and Related Stockholder Matters - Dealer Manager and Solicitation Agent” and “Market Information, Dividends and Related Stockholder Matters - Fees and Expenses”) for soliciting tenders of shares of Preferred Stock pursuant to the Offer. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold shares of Preferred Stock.

Any questions you have regarding the Offer should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offer:

The Information Agent for the Offer and Consent Solicitation is:

Morrow Sodali LLC

430 Park Avenue, 14th Floor

New York, New York 10022

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: TLSI@investor.morrowsodali.com

Very truly yours,

TriSalus Life Sciences, Inc.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the Exchange Agent, the dealer manager and solicitation agent, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer and Consent Solicitation other than the enclosed documents and the statements contained therein.